UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐Preliminary Proxy Statement

☐Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

TASTY BAKING COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

TASTY BAKING COMPANY

2801 Hunting Park Avenue

Philadelphia, Pennsylvania 19129

April 6, 2009

Dear Shareholder:

It is our pleasure to invite you to Tasty Baking Company’s 2009 Annual Meeting of Shareholders. We will hold the meeting at The Union League of Philadelphia, 140 South Broad Street, Philadelphia, Pennsylvania 19102, on Monday, May 11, 2009 at 11:00 a.m. During the Annual Meeting, we will discuss each item of business described in the Notice of Annual Meeting.

This booklet includes the Notice of Annual Meeting and Proxy Statement. The Proxy Statement provides information about Tasty Baking Company in addition to describing the business we will conduct at the meeting.

Thank you for your continued interest in Tasty Baking Company. We look forward to seeing you at the Annual Meeting.

Sincerely,

James E. Ksansnak	Charles P. Pizzi
Chairman of the Board	President and Chief Executive Officer

TASTY BAKING COMPANY

2801 Hunting Park Avenue

Philadelphia, Pennsylvania 19129

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Monday, May 11, 2009

TO OUR SHAREHOLDERS:

The Annual Meeting of Shareholders of Tasty Baking Company will be held at The Union League of Philadelphia, 140 South Broad Street, Philadelphia, Pennsylvania 19102, on Monday, May 11, 2009 at 11:00 a.m. The purpose of the meeting is to:

(1)	elect 3 Class II directors to hold office until the Annual Meeting of Shareholders in 2012, and until their successors are elected and qualified;

(2)	ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending December 26, 2009; and

(3)	transact any other business that may properly come before the meeting or any adjournment or adjournments thereof.

If you were a shareholder of record at the close of business on March 13, 2009, you may vote by proxy or in person at the annual meeting. Your vote is important, regardless of the number of shares you own. Whether you plan to attend the annual meeting or not, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD and mail it in the envelope provided. If you attend the meeting and prefer to vote in person, you may do so.

If you wish to attend the annual meeting, you will need to present your admission ticket at the door. Your admission ticket is printed on the back cover of this proxy statement along with directions to the meeting location.

BY ORDER OF THE BOARD OF DIRECTORS

Laurence Weilheimer
Senior Vice President, General Counsel and
Corporate Secretary

April 6, 2009

Philadelphia, Pennsylvania

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to be Held on May 11, 2009

The proxy statement and annual report to shareholders are available at

www.tastykake.com/2009proxymaterials.

PLEASE SIGN, MARK, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE

ADDRESSED REPLY ENVELOPE WHICH IS FURNISHED FOR YOUR CONVENIENCE.

THIS ENVELOPE NEEDS NO POSTAGE IF MAILED WITHIN THE UNITED STATES.

TASTY BAKING COMPANY

2801 Hunting Park Avenue

Philadelphia, Pennsylvania 19129

215-221-8500

PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS

MAY 11, 2009

The Board of Directors of Tasty Baking Company (“Tasty”) is providing the enclosed proxy materials to you in connection with its solicitation of proxies to be voted at the 2009 Annual Meeting of Shareholders (the “Annual Meeting”) and any adjournment, postponement or continuation of the Annual Meeting. The Annual Meeting will be held at 11:00 a.m. on Monday, May 11, 2009, at The Union League of Philadelphia, 140 South Broad Street, Philadelphia, Pennsylvania 19102. When Tasty asks for your proxy, it must provide you with a proxy statement that contains certain information specified by law.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Why did you send me this proxy statement?

Tasty sent you this proxy statement and the enclosed proxy card because you are a Tasty shareholder and Tasty’s Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. This proxy statement includes information about the issues to be voted upon at the Annual Meeting.

This proxy statement is being mailed on or about April 6, 2009 to all shareholders of record at the close of business on March 13, 2009. On this record date, there were 8,551,146 shares of Tasty common stock outstanding and entitled to vote.

The expense of this solicitation, including the cost of preparing, assembling and mailing the Notice of Annual Meeting, Proxy Card and Proxy Statement, will be borne by Tasty. In addition to the solicitation of proxies by use of the mails, some of the officers and regular employees of Tasty, without extra remuneration, may solicit proxies personally, by telephone or otherwise. In addition, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy cards and proxy materials to their principals, and Tasty will reimburse them for their expenses in forwarding these materials.

How many votes do I have?

Each share of Tasty common stock that you own entitles you to one vote, except that cumulative voting rights may be exercised with respect to the election of directors.

What is cumulative voting?

Cumulative voting means that you may multiply the number of shares you are entitled to vote by the total number of directors to be elected (3) to determine the total number of votes you may cast for the election of directors. You may then distribute the total number of votes among one or more nominees in the proportion you desire. For example, if the election is for 3 directors and you hold 500 shares, you could choose to vote all 1,500 votes for one nominee, or 1,000 for one nominee and 250 each for two other nominees, or otherwise divide your votes in any other manner you desire.

The proxies will have the discretionary authority to vote cumulatively and to distribute votes among the nominees so as to assure the election of the nominees to the Board of Directors, except for nominees as to whom a shareholder withholds authority to vote and except where a shareholder has directed that votes be cast cumulatively by specific instructions to the proxies.

How do I vote?

You can vote by completing, signing, dating and mailing the enclosed proxy card in the envelope provided. When a proxy is returned properly, the shares represented by the proxy will be voted in accordance with your instructions. You are urged to specify your choice by marking the appropriate boxes on the enclosed proxy card. If a proxy card is dated, signed and returned without specifying choices, the shares will be voted as recommended by the proxies listed on the proxy card.

You may also come to the Annual Meeting and cast your vote there. Please bring the admission ticket that can be found on the back cover of this proxy statement. If your shares are held in the name of your broker, bank or other nominee and you wish to vote at the Annual Meeting, you must bring a legal proxy from the record holder of your shares indicating that you were the beneficial owner of the shares on March 13, 2009, the record date for voting, and that you have a right to vote your shares.

May I revoke my vote after I have sent in my proxy?

You may revoke your proxy after it has been submitted by notifying the Corporate Secretary in writing at Tasty’s principal executive offices or at the Annual Meeting any time before it is voted.

How will my vote be counted?

Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by shareholders will be treated as present at the meeting for purposes of determining a quorum, but will not be counted as votes cast on such matters. Under the Pennsylvania Business Corporation Law of 1988, as amended, and Tasty’s Amended and Restated By-Laws, the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on a particular matter constitutes a quorum to take action at a shareholders’ meeting. Shares which are present, or represented by a proxy, will be counted for quorum purposes regardless of whether the holder of the shares or proxy fails to vote on a matter (“Abstentions”) or whether a broker or nominee holding shares for a beneficial owner does not vote on a matter because the beneficial owner has not provided voting instructions and the broker does not have discretionary authority to vote shares on the matter (“Broker Non-Votes”).

What vote is required to pass the proposals?

Election of Directors (Proposal 1) - The 3 director nominees receiving the highest number of votes cast (up to number to be elected) will be elected.

Other Proposals (including Proposal 2) - For any other proposal, the affirmative vote of at least a majority of the votes cast on the proposal by all shareholders entitled to vote thereon is required to approve the proposal, unless a proposal other than Proposal 2 is properly presented at the Annual Meeting which requires a different vote pursuant to applicable law or Tasty’s Amended and Restated Articles of Incorporation or Amended and Restated By-Laws.

For purposes of determining the number of votes cast at the Annual Meeting, only those votes cast “FOR,” “AGAINST” or, in the case of the election of directors, “WITHHOLD,” will be counted in determining whether a proposal is approved or a director is elected. Abstentions and Broker Non-Votes will not be counted as votes cast and, as a consequence, Abstentions and Broker Non-Votes will have no effect on the adoption of a proposal or the election of a director.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Tasty’s Board of Directors is presently composed of 9 members. Tasty’s Amended and Restated Articles of Incorporation and Amended and Restated By-Laws provide for 3 classes of directors with staggered terms of 3 years each. At the Annual Meeting, 3 persons will be elected to the Board of Directors as Class II directors to serve for 3 years until the Annual Meeting of Shareholders in 2012, and until their successors are elected and qualified. The terms of each class end at successive annual meetings so that the shareholders elect one class of directors at each annual meeting of shareholders.

Listed below are the nominees for the Board of Directors, as well as the remaining directors of Tasty. Management has no reason to believe that any of the 3 nominees for election named below will be unable to serve. If any of the 3 nominees should become unable to accept election, the persons named on the proxy card as proxies may vote for other person(s) selected by the Board or the named proxies.

Nominees for Election — Class II (Term Expires at Annual Meeting in 2012):

Ronald J. Kozich (age 69) – Mr. Kozich has served as a director of Tasty since December 2000. Mr. Kozich retired as a partner from Ernst & Young LLP on September 30, 1999. Prior to his retirement, he was the managing partner of Ernst & Young LLP, Philadelphia. Mr. Kozich is a member of the Board of Directors of CDI Corporation, a professional services company that offers high-value engineering, IT and professional staffing solutions, and the Board of Managers of IPR International, LLC, an outsourced data back up provider.

James E. Ksansnak (age 69) – Mr. Ksansnak has served as a director of Tasty and Chairman of the Board of Directors since May 2003. Mr. Ksansnak is a director of ARAMARK Corporation and was Vice Chairman of ARAMARK from May 1997 until February 2001. Prior to May 1997, he was Executive Vice President and Chief Financial Officer of ARAMARK. He is also a director of CSS Industries, Inc.

Charles P. Pizzi (age 58) – Mr. Pizzi has served as a director, President and Chief Executive Officer of Tasty since October 2002. Prior to joining Tasty, Mr. Pizzi served as President and Chief Executive Officer of the Greater Philadelphia Chamber of Commerce from April 1989 until October 2002. He is the Deputy Chairman of the Federal Reserve Bank of Philadelphia and serves on the Board of Directors for Independence Blue Cross and the Board of Trustees for Brandywine Realty Trust.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES LISTED ABOVE.

Other Directors:

Directors — Class III (Term Expires at Annual Meeting in 2010):

Mark G. Conish (age 56) – Mr. Conish has served as a director of Tasty since March 2006. In May 2007, Mr. Conish was appointed Executive Vice President, Global Operations of Church & Dwight Co. Inc., manufacturer of the Arm & Hammer line. From December 2004 until May 2007, Mr. Conish served as Vice President of Global Operations for Church & Dwight and from July 1999 to December 2004, Mr. Conish served as Church & Dwight’s Vice President of Operations.

Judith M. von Seldeneck (age 68) – Ms. von Seldeneck has served as a director of Tasty since July 1991. She is the Chairman and Chief Executive Officer of Diversified Search Ray & Berndtson, a generalist executive search firm. Ms. von Seldeneck is also a director of Citizens Bank of Pennsylvania and the Greater Philadelphia Chamber of Commerce; and Chair of the National Association of Corporate Directors, Philadelphia Chapter.

David J. West (age 46) – Mr. West has served as a director of Tasty since December 2003. Since October 2007, Mr. West has served as President of The Hershey Company and since December 2007, Mr. West has served as President and Chief Executive Officer of The Hershey Company. Since 2001, Mr. West has served in a variety of positions at The Hershey Company, including Executive Vice President, Chief Operating Officer from January 2007 to October 2007; Senior Vice President and Chief Financial Officer from January 2005 until January 2007 (and continued to serve as Chief Financial Officer until July 2007); Senior Vice President, Chief Customer Officer from December 2002 to December 2004; and Senior Vice President, Business Planning and Development from June 2001 to December 2002. Prior to joining The Hershey Company, Mr. West was employed by Kraft Foods Inc. as Senior Vice President, Finance from December 2000 to June 2001, and by Nabisco, Inc. as Senior Vice President and Chief Financial Officer, Biscuit and Snacks Group, from November 1999 to December 2000. Mr. West is a director of The Hershey Company.

Directors — Class I (Term Expires at Annual Meeting in 2011):

James C. Hellauer (age 70) – Mr. Hellauer has served as a director of Tasty since May 2005. From 1999 until his retirement in January 2007, Mr. Hellauer served as the Executive Director of The Colmen Group, a consulting company that provides management services to middle market companies. Mr. Hellauer is also a director of PMA Capital Corporation, a property and casualty insurance holding company, and East River Bank in Philadelphia, Pennsylvania.

James E. Nevels (age 57) – Mr. Nevels has served as a director of Tasty since May 2005. Mr. Nevels serves as the Chairman of The Swarthmore Group, an independent registered investment advisory firm, which he founded in 1991. From December 2001 until September 2007, Mr. Nevels was the Chairman of the Philadelphia School Reform Commission, which was charged with overseeing the turnaround of the Philadelphia School System. In addition, Mr. Nevels was appointed by the President of the United States to the Advisory Committee to the Pension Benefit Guaranty Corporation; he served a three year term, 2004-2007, and was Chairman 2005-2007. He currently serves as Chairman of the Board of Directors of The Hershey Company and is a member of the Board of Trustees of the Hershey Trust Company and the Board of Directors of the Milton Hershey School. Mr. Nevels also serves as a member of the Board of Overseers of the University of Pennsylvania Law School and the Pro Football Hall of Fame. Mr. Nevels is a Member of Council and Secretary of The Pennsylvania Society and a member of the Board of Trustees of the Gettysburg Foundation.

Mark T. Timbie (age 54) – Mr. Timbie has served as a director of Tasty since April 2007. Since January 2007, Mr. Timbie has served as President – North American Consumer Foods of McCormick & Company, Incorporated. Since 1996, Mr. Timbie has served in a variety of positions at McCormick & Company, Incorporated including President – International Consumer Products Group from January 2004 to December 2006; President of McCormick Canada from January 2001 to December 2003; Vice President & General Manager for Perimeter Products and Consumer Marketing during 2000 and Vice President for Sales & Marketing for the McCormick/Schilling Division from 1996 until 2000. Prior to joining McCormick & Company, Incorporated, Mr. Timbie was Senior Vice President for Sales and Marketing for Tetley Incorporated.

CORPORATE GOVERNANCE

Code of Business Conduct

Each of Tasty’s directors, officers and employees are required to comply with its Code of Business Conduct. The Code of Business Conduct sets forth policies covering a broad range of subjects and requires strict adherence to laws and regulations applicable to Tasty’s business. The Code of Business Conduct is available on Tasty’s website at www.tastykake.com, under the “Investors, Corporate Governance” headings. A copy of Tasty’s Code of Business Conduct may also be obtained, without charge, by any shareholder upon written request directed to the Corporate Secretary of Tasty at 2801 Hunting Park Avenue, Philadelphia, Pennsylvania 19129. Tasty will post to its website any amendments to the Code of Business Conduct, or waiver from its provisions for principal executive officers or directors, under the “Investors, Corporate Governance” headings.

Corporate Governance Guidelines

The Board of Directors has adopted the Tasty Baking Company Corporate Governance Guidelines which outline:

•	the responsibilities of the Board of Directors;
•	director selection criteria and procedures;
•	board composition criteria; and
•	various policies and procedures designed to ensure effective governance.

These Guidelines are reviewed annually by the Nominating and Corporate Governance Committee to determine effective compliance and implementation and may be revised from time to time. The Corporate Governance Guidelines are available on Tasty’s website at www.tastykake.com, under the “Investors, Corporate Governance” headings, or upon written request directed to the Corporate Secretary of Tasty at 2801 Hunting Park Avenue, Philadelphia, Pennsylvania 19129.

Director Independence

The Board reviews the independence requirements under the listing standards of the NASDAQ Stock Market (“NASDAQ Listing Standards”) to assist it in determining whether a director is independent. The Board has determined that, except for Charles P. Pizzi, President and Chief Executive Officer of Tasty, each of the directors, including those up for re-election at the 2009 Annual Meeting of Shareholders, is independent under these NASDAQ Listing Standards. This determination is based upon the Board’s opinion that none of the independent directors has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Notwithstanding this determination required of the Board, the NASDAQ Listing Standards, as in effect at the time of the Board’s determination, also prohibit a finding of director independence if certain relationships exist, such as:

•

the director accepted any compensation from Tasty in excess of $120,000 during any period of 12 consecutive months within the prior 3 years, other than certain payments such as (i) compensation for board or committee service, and (ii) benefits under a tax-qualified retirement plan, or non-discretionary compensation; or

•

a director who is a partner in, or a controlling shareholder or an executive officer of, any organization to which Tasty made, or from which Tasty received, payments for property or services in the current or any of the past 3 fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more.

In the course of the Board’s determination regarding the independence of each non-management director, it considered the following transactions, relationships and arrangements between the director and Tasty, all of which were determined to be immaterial and below the NASDAQ Listing Standards:

•	Mr. Kozich: The annual amount of sales to Tasty by a company where he serves as a director was below 5% of that company’s annual gross revenues in each of the last 3 years;

•	Mr. Ksansnak: The annual amount of purchases from Tasty made by a company where he serves as a director was below 5% of Tasty’s annual gross revenues in each of the last 3 years; and

•

Ms. von Seldeneck: (1) She serves as a director of a financial institution that is one of the financial institutions providing credit to Tasty, and (2) Tasty’s loans from this financial institution are below 1% of the financial institution’s total assets and the interest from the loans represent less than 5% of the financial institution’s annual gross revenues in each of the last 3 years.

Executive Sessions

The Board of Directors meets at least twice annually in an executive session of the independent directors of the Board. Mr. Ksansnak, the independent Chairman of the Board, presides over the executive sessions of the independent directors.

Nomination Process and Qualifications for Director Nominees

The Nominating and Corporate Governance Committee has established certain procedures and criteria for the selection of nominees for election to the Board of Directors. The Committee determines, and reviews with the Board on an annual basis, the desired skills and characteristics for directors as well as the composition of the Board as a whole. Nominees should satisfy at a minimum the following criteria in order to qualify for consideration to serve on the Board of Directors:

•	possess the highest personal and professional ethics, integrity and judgment;
•	have the ability and willingness to commit the necessary time and energy to prepare for, attend and participate in the meetings of the Board and one or more of its standing committees;
•	have relevant background and experience that complement the background and experience of the other directors;
•

have a proven record of competence and accomplishment through demonstrated leadership in a profession, business, education or government service as a director, chief executive officer or senior management executive, including financial, accounting, legal, sales, marketing, supply chain and other relevant experience, that will enhance the perspective and effectiveness of the Board, including perspectives resulting from diversity in the experience and background of such nominee;

•	be a shareholder or be willing to become a shareholder of Tasty; and
•

have the willingness and ability to represent the interests of all shareholders rather than any special interest or constituency while keeping in perspective the interests of Tasty’s employees, customers, local communities and other constituencies.

If nominations are required for election at an annual meeting of shareholders, the Committee will first consider the nomination of the current directors whose terms are expiring, including their past performance on the Board along with the criteria set forth above, in determining whether to nominate them for re-election. In connection with nominations for elections at annual meetings of shareholders (or special meetings called for the purpose of electing directors of the Board) or to fill vacancies on the Board, the Committee may solicit the current members of the Board for the names of potentially qualified candidates. In addition, the Committee may ask the directors to pursue their own business contacts for the names of potentially qualified candidates. The Committee may also retain director search firms as it determines necessary in its own discretion.

For elections at annual or special meetings, the Committee will also consider director candidates recommended by shareholders in the same manner in which the Committee would evaluate director nominees recommended through the process described above; provided that the following requirements are met:

•	the shareholder provides documentation evidencing his or her ownership interest in Tasty;
•	the recommended individual meets the criteria set forth above;
•	the shareholder recommendation provides at a minimum the following comprehensive written information relating to the recommended individual:
o

business experience and background, including but not limited to, his or her complete name, age, address, principal occupations, directorships, positions and offices held, name and principal business of any corporation or other organization in which such positions were held;

o	affiliation with Tasty;
o

family relationships with any director, executive officer or other nominee, and any arrangements or understandings between him or her and any other person pursuant to which he or she was recommended as a nominee for director; and

o	the same information as required by Tasty’s Amended and Restated By-laws with regard to director nominations made by shareholders; and
•

the shareholder provides notice of the recommendation in the manner and within the timeframes set forth in Tasty’s Amended and Restated By-laws with regard to director nominations made by shareholders.

The Committee will consider the potential pool of director candidates derived from the foregoing process, select the candidates to fill the director seats based on their background, experience and qualifications and the need of the Board and its committees, including but not limited to, the need for “independent” directors as defined in the listing standards of the NASDAQ Stock Market. This evaluation will include a review by the full Committee of each nominee’s background, experience, qualifications and other relevant characteristics, taking into consideration the director qualifications set forth in Tasty’s Corporate Governance Guidelines and any potential conflict of interest as set forth in Tasty’s Code of Business Conduct. The Committee will then conduct personal interviews and a thorough investigation of the proposed candidate’s background to ensure there is nothing that would disqualify the candidate from serving as a director of Tasty. Those candidates who are selected for nomination by the Committee and pass the background investigation shall be recommended to the full Board for approval.

Communicating with Directors

Shareholders who wish to communicate with the Board of Directors, the non-management directors or an individual director may do so by sending a letter to the Corporate Secretary of Tasty at 2801 Hunting Park Avenue, Philadelphia, Pennsylvania 19129. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication.” The Corporate Secretary has been authorized to screen commercial solicitations and materials which pose security risks, are unrelated to the business or governance of Tasty, or are otherwise inappropriate. All such letters must identify the author as a shareholder and clearly state whether the intended recipients are all or individual members of the Board. The Corporate Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

MEETINGS AND COMMITTEES OF THE BOARD

The Board

During the fiscal year ended December 27, 2008, 6 meetings of the Board of Directors were held. In addition, an aggregate of 17 meetings of the committees of the Board of Directors were held in that period. During 2008, each incumbent director attended over 90% of the regularly scheduled and special meetings of the Board and its committees on which he or she served. While Tasty does not have a formal, written attendance policy requiring directors to attend the annual meeting of shareholders, the Board of Directors strongly encourages all directors to attend the annual meeting. All Tasty directors attended the 2008 Annual Meeting of Shareholders.

Committees of the Board

The Board has 4 standing committees. Each committee operates pursuant to a charter approved by the Board of Directors, copies of which are available on Tasty’s website at www.tastykake.com, under the “Investors, Corporate Governance” headings, or upon written request directed to the Corporate Secretary of Tasty at 2801 Hunting Park Avenue, Philadelphia, Pennsylvania 19129.

Audit Committee:

Members: Mr. Kozich (Chair); Mr. Conish; Mr. Hellauer; and Mr. Ksansnak

The Audit Committee is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) under the Securities Exchange Act of 1934, as amended (“Exchange Act”). The Board of Directors has determined that each member of the Audit Committee is “independent” and financially literate as required by the applicable NASDAQ Listing Standards. In addition, the Board of Directors has determined that Ronald J. Kozich is an “audit committee financial expert” within the meaning stipulated by the Securities and Exchange Commission (“SEC”). During fiscal year 2008, the Audit Committee held 9 meetings.

The Audit Committee’s responsibilities are discussed in detail in the charter, which include, among other duties, the responsibility to:

•	oversee the integrity of the financial statements and the performance of the internal audit function;
•	select, retain or terminate the independent registered public accounting firm;
•	review and discuss with the independent registered public accounting firm and financial management the scope of the audit;
•

hold meetings periodically with the independent registered public accounting firm, the internal audit function and management to review and consider the adequacy and effectiveness of financial reporting, internal controls and risk assessment;

•	review consolidated financial statements and disclosures and critical accounting policies and practices;
•	review and approve all related party transactions;
•	oversee compliance with legal and regulatory requirements and Tasty’s Code of Business Conduct; and
•	evaluate the qualification, performance and independence of the independent registered public accounting firm.

Nominating and Corporate Governance Committee:

Members: Mr. Nevels (Chair); Mr. Ksansnak; Mr. Timbie; and Mr. West

During fiscal year 2008, the Nominating and Corporate Governance Committee held 2 meetings. Each member of the Nominating and Corporate Governance Committee is “independent” as affirmatively determined by the Board of Directors pursuant to the applicable NASDAQ Listing Standards. The Nominating and Corporate Governance Committee’s responsibilities are discussed in detail in the charter, which include, among other duties, the responsibility to:

•	establish selection criteria and qualifications for new directors;
•	identify, consider and recommend to the Board candidates to fill vacancies on the Board or stand for election to the Board at the next meeting of shareholders;
•	recommend to the Board directors to serve on each Board committee;
•	review the size, structure, function and needs of the Board and its committees; and
•	develop, recommend and assess the Corporate Governance Guidelines.

Strategic Planning Committee:

Members: Mr. West (Chair); Mr. Conish; Mr. Hellauer; Mr. Ksansnak; Mr. Pizzi; and Ms. von Seldeneck

During fiscal year 2008, the Strategic Planning Committee held 2 meetings. Except for Mr. Pizzi, each member of the Strategic Planning Committee is “independent” as affirmatively determined by the Board of Directors pursuant to the applicable NASDAQ Listing Standards. The Strategic Planning Committee’s responsibilities are discussed in detail in the charter, which include, among other duties, the responsibility to:

•	review and recommend to the Board the strategic planning process, long-range objectives and strategic plan for Tasty;
•	meet with management at least annually to review its strategic planning process and its long-range financial and strategic plan; and
•	review and advise the Board regarding strategic business issues, including acquisitions, mergers, divestitures, financing, capital structure and dividend policy.

Compensation Committee:

Members: Ms. von Seldeneck (Chair); Mr. Kozich; Mr. Ksansnak; and Mr. Nevels

During fiscal year 2008, the Compensation Committee held 4 meetings. The Compensation Committee is composed entirely of “outside directors” within the meaning of the regulations of Section 162(m) of the Internal Revenue Code of 1986, as amended, “non-employee directors” under SEC Rule 16b-3 and “independent” directors as affirmatively determined by the Board of Directors pursuant to the applicable NASDAQ Listing Standards.

The Compensation Committee’s responsibilities, discussed in detail in the charter, include, among other duties, the responsibility to:

•	review and recommend to the Board the base salary, incentive compensation and any other compensation for Tasty’s executive officers;
•	evaluate the CEO’s performance;
•	review and recommend to the Board compensation, equity-based plans and benefit programs for non-employee directors;

•	monitor Tasty’s cash bonus and equity based compensation plans, retirement and welfare plans and discharge the duties imposed on the Compensation Committee by the terms of those plans; and
•	perform other functions or duties deemed appropriate by the Board.

Compensation decisions for the Chief Executive Officer and all other executive officers are reviewed and approved by the Compensation Committee, subject to ratification by the Board of Directors. The Compensation Committee may delegate authority to a subcommittee under its charter. The Compensation Committee relies upon Tasty’s executive officers and outside compensation consultants in order to assist the Compensation Committee in performing its duties.

The Compensation Committee has authority under its charter to retain, approve fees for and terminate consulting firms, independent counsel or other advisors. In this regard, the Compensation Committee has engaged Towers, Perrin, Forster & Crosby, Inc. (“Towers Perrin”), a nationally recognized compensation consulting firm, to assist it in making compensation decisions. In addition to providing competitive information on all elements of executive compensation from a compensation survey, Towers Perrin also offers the Compensation Committee with information on compensation trends and alternatives to consider when making compensation decisions.

With regard to director compensation, the Compensation Committee is responsible for reviewing and recommending to the Board compensation, equity-based plans and benefit programs for the non-employee directors. In 2007 the Compensation Committee retained Towers Perrin to review Tasty’s director compensation and to provide the Compensation Committee with information regarding director compensation at comparable companies in order to identify market practices. The Compensation Committee did not engage Towers Perrin to review director compensation in 2008.

With regard to the compensation of executive officers other than the Chief Executive Officer, the Compensation Committee will review and consider the recommendation of Tasty’s Chief Executive Officer as to the form and amount of compensation. The Chief Executive Officer generally obtains the assistance of Tasty management and Towers Perrin in formulating these recommendations.

The agenda for meetings of the Compensation Committee is determined by its Chair with the assistance of Tasty management. The Chair will generally coordinate with management and/or Towers Perrin prior to meetings to obtain their assistance as described above, including the preparation and distribution of materials for review by the members of the Compensation Committee. At meetings of the Compensation Committee, the Compensation Committee usually conducts a portion of the meeting in executive session. The Compensation Committee’s Chair reports the Compensation Committee’s recommendations on executive compensation to the Board.

COMPENSATION OF DIRECTORS

During fiscal year 2008, Tasty paid the following amounts to non-employee directors, which were prorated as appropriate:

•	$1,000 for each Board and committee meeting attended by a non-employee director;
•	an annual cash retainer fee of $15,000 to non-employee directors and the additional annual retainer fees set forth below;
•

$16,000 of equivalent value Deferred Stock Units (DSUs) that were credited in $4,000 increments on the last day of each quarter, provided the director was a director on the last day of such quarter. The number of DSUs that were credited for the quarter were determined by dividing $4,000 by the per share closing price of shares of Tasty’s common stock on the last business day of the quarter. DSUs become vested upon the director completing five (5) years of continuous service on the Board (whether before or after the grant of DSUs);

•	$5,000 for the independent Chairman of the Board;

•	$4,000 for the Chair of the Audit Committee; and
•	$2,500 for the Chair of the Compensation Committee, the Nominating and Corporate Governance Committee and the Strategic Planning Committee.

A director who is a Tasty employee does not receive payment for his services as a director. The following table discloses the actual compensation paid to or earned by each non-employee director in fiscal year 2008:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
M.G. Conish	$ 32,000	$ 9,910 (2)	$ 400 (4)	$ 42,310
J.C. Hellauer	33,000	9,298	-	42,298
R.J. Kozich	39,000	16,570	-	55,570
J.E. Ksansnak	43,000	25,765	-	68,765
J.E. Nevels	29,500	9,298	-	38,798
M.T. Timbie	24,000	6,620 (3)	400 (4)	31,020
J.M. von Seldeneck	28,500	16,570	-	45,070
D.J. West	27,500	28,603	-	56,103

(1)

Each fiscal quarter, each director was credited with Deferred Stock Units (“DSUs”) equivalent in value to $4,000 on the last day of such quarter, provided he or she was a director on the last day of such quarter. Directors will be entitled to be paid in shares upon termination of Board service provided the director has at least five (5) years of continuous service on the Board. Upon payment of dividends on Tasty’s common stock, each director is also credited with additional DSUs equivalent in value to the dividends. The amounts shown in this column include the amount recognized by Tasty for each director for financial statement reporting purposes under FAS 123(R) for the fiscal year ended December 27, 2008. Assumptions used in the calculation of this amount are included in Notes 1 (under the heading “Share-based Compensation”) and 14 to Tasty’s audited consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 27, 2008. Additional information regarding the stock awards is set forth below:

•

At the end of fiscal year 2008, the aggregate number of DSUs credited to each director was: Mr. Ksansnak –5,318; Mr. Conish – 5,318; Mr. Hellauer – 5,318; Mr. Kozich – 5,318; Mr. Nevels – 5,318; Mr. Timbie – 4,834; Ms. von Seldeneck – 5,318 and Mr. West – 5,318.

•	Messrs. Kozich, Ksansnak and West and Ms. von Seldeneck have more than 5 years of continuous service as a director and their DSUs have vested.
•

At the end of fiscal year 2008, the aggregate number of shares of common stock underlying outstanding option awards to Tasty’s directors was: Mr. Ksansnak - 15,000; Mr. Hellauer - 5,000; Mr. Kozich - 10,000; Mr. Nevels - 5,000; Ms. von Seldeneck - 23,875 and Mr. West - 5,000.

•	At the end of fiscal year 2008, Mr. Conish had 2,000 restricted shares as further discussed in footnote 2 below and Mr. Timbie had 2,000 restricted shares as further discussed in footnote 3 below.

(2)

Upon his appointment to the Board, Mr. Conish was granted 2,000 restricted shares of Tasty’s common stock with a Grant Date of March 24, 2006. These restricted shares will vest and become nonforfeitable on the fifth anniversary of the Grant Date provided Mr. Conish remains a director. The amount reported above includes $3,056 recognized by Tasty for financial statement reporting purposes under FAS 123(R) for the fiscal year ended December 27, 2008 related to these restricted shares. Assumptions used in the calculation of this amount are included in Notes 1 (under the heading “Share-based Compensation”) and 14 to Tasty’s audited consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 27, 2008.

(3)

Upon his appointment to the Board, Mr. Timbie was granted 2,000 restricted shares of Tasty’s common stock with a Grant Date of April 15, 2007. These restricted shares will vest and become nonforfeitable on the fifth anniversary of the Grant Date provided Mr. Timbie remains a director. The amount reported above includes $2,320 recognized by Tasty for financial statement reporting purposes under FAS 123(R) for the fiscal year ended December 27, 2008 related to these restricted shares. Assumptions used in the calculation of this amount are included in Notes 1 (under the heading “Share-based Compensation”) and 14 to Tasty’s audited consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 27, 2008.

(4)	Represents restricted stock dividend payments received during fiscal year 2008.

Until February 2007, Tasty maintained a Retirement Plan for Directors (the “Retirement Plan”) that provided that non-employee directors who ceased to be directors and who reached age 65 with five or more years of service on the Board of Directors were entitled to receive an annual retirement benefit equal to the amount of the annual cash retainer fee in effect on the date the director ceases to be a director (but not less than $16,000 for directors serving on December 31, 1993). Under the terms of the Retirement Plan, retired directors receive this benefit in equal monthly installments until the earlier of the death of the retired director or for the number of years of credited service of such director as a member of the Board of Directors of Tasty.

In connection with the Retirement Plan, Tasty entered into a Trust Agreement with Wachovia Bank, N.A. for the benefit of directors. Under this Trust Agreement, in the event of a change in control of Tasty, Tasty is obligated to deposit sufficient funds with the Trustee to enable it to purchase annuity contracts to fund the directors’ retirement benefits. Effective as of January 1, 2007, SEI Trust Company succeeded Wachovia Bank, N.A., as trustee under the Trust Agreement for the Retirement Plan.

Effective February 15, 2007, benefit accruals under the Retirement Plan were frozen for current directors and future directors were precluded from participating in the Retirement Plan. Participants are credited for service under the Retirement Plan after February 15, 2007, solely for vesting purposes. The amount of the annual retirement payment for participants is equal to $15,000, or $16,000 for directors who were eligible to participate in the Retirement Plan as of December 31, 1993. On February 15, 2007, the Board of Directors approved a Deferred Stock Unit Plan for Directors (the “DSU Plan”). The DSU Plan provides that for each fiscal quarter, Tasty will credit DSUs to the director’s account equivalent in value to $4,000 on the last day of such quarter, provided that he or she is a director on the last day of such quarter. The number of DSUs that are credited for the quarter shall be determined by dividing $4,000 by the per share closing price of shares of Tasty’s common stock on the last business day of the quarter. The DSU Plan also provides that a director’s account will be credited with dividend equivalents on each date that Tasty pays dividends on its shares of common stock, which means that a director will receive additional DSUs equivalent in value to the dividends that would have been paid on shares equal to the number of DSUs credited to the director’s account immediately prior to the record date of the dividends. Directors will be entitled to be paid in shares upon termination of Board service provided the director has at least five (5) years of continuous service on the Board. The shares may be paid out in a lump sum or, at the director’s election, over a period of five (5) years.

EXECUTIVE OFFICERS

Executive Officers (Not Also a Director):

Autumn R. Bayles (age 38) – Ms. Bayles was appointed Senior Vice President, Strategic Operations in May 2007. Ms. Bayles joined Tasty in August 1, 2003 as Chief Information Officer and was appointed Senior Vice President, Strategic Operations and Technology in July 2006. Prior to joining Tasty, Ms. Bayles was Managing Principal Consultant for IBM Business Consulting Services, a division of IBM, from October 2002 to August 2003; Managing Principal Consultant for PwC Consulting, a division of PricewaterhouseCoopers LLP, from November 2001 to October 2002 when IBM Business Consulting Services acquired PwC Consulting; Director of Consulting at Destiny Websolutions from March 2001 to October 2001; Technology Management Consultant at Safeguard Scientifics, Inc. from March 2000 to March 2001; and various consultant positions, including Staff Consultant, Senior Consultant, Managing Consultant, Senior Management Consultant and Principal Consultant, at PwC Consulting from 1992 to March 2000.

Robert V. Brown (age 49) – Mr. Brown rejoined Tasty in February 2003 as Director, Route Sales, and was appointed Vice President, Route Sales in August 2003. Prior to joining Tasty, Mr. Brown was District Sales Manager for Lance, Inc. from January 2002 to February 2003. Mr. Brown was previously employed by Tasty from 1984 to December 2001 and served as Director, Route Sales, from 1993 to 2001.

Christopher J. Rahey (age 54) – Mr. Rahey was appointed Vice President, Direct Sales, in May 2004. Prior to joining Tasty, Mr. Rahey was Vice President, Sales, Northeast for Meyer’s Baking Company from May 2002 to May 2004; and Vice President of Sales for George Weston Bakeries from 1995 to 2002.

Paul D. Ridder (age 37) – Mr. Ridder was appointed Senior Vice President and Chief Financial Officer in March 2008. Previously, Mr. Ridder was Vice President, Corporate Controller and Chief Accounting Officer from May 2007 until March 2008, and was Vice President, Corporate Controller from March 2007 until May 2007. Prior to joining Tasty in March 2007, Mr. Ridder was employed by Radnor Holdings Corporation, a global manufacturer and distributor of disposable foodservice packaging and specialty chemical products, as Vice President Corporate Transactions from September 2006 until March 2007; Chief Financial Officer and Vice President Finance from September 2005 until September 2006; Vice President Finance and Corporate Controller from December 2002 until September 2005; and Corporate Controller from January 1998 until December 2002. Radnor Holdings Corporation filed for bankruptcy in August 2006. Prior to Radnor Holdings Corporation, Mr. Ridder was a Senior Accountant with Price Waterhouse LLP.

David A. Vidovich (age 44) – Mr. Vidovich joined Tasty in February 2006 as Vice President, Human Resources, and was appointed Vice President, Human Resources and Labor Relations in July 2006. Prior to joining Tasty, Mr. Vidovich was Vice President, Human Resources for Philadelphia Newspapers, Inc. from September 2004 to February 2006 and was Director of Labor Relations for Philadelphia Newspapers, Inc. from January 2001 to September 2004.

Laurence Weilheimer (age 46) – Mr. Weilheimer joined Tasty in April 2006 as General Counsel, and was appointed Senior Vice President, General Counsel and Corporate Secretary in February 2007. Prior to joining Tasty, Mr. Weilheimer was Corporate Counsel – Business Development at the global management consulting firm of Towers, Perrin, Forster & Crosby, Inc. from January 1997 to April 2006, and was associated with the law firm of Wolf, Block, Schorr and Solis-Cohen from September 1990 to January 1997.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by Tasty’s President and Chief Executive Officer and its next two highest compensated executive officers (the “named executive officers”) for the fiscal years ended December 27, 2008 and December 29, 2007.

Name and Principal Positions	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)(8)
C.P. Pizzi President & CEO	2008 2007	$ 528,365 500,000	-	$198,271 141,680	$ - 214,500	$ 6,412 (4) 1,079 (4)	$ 358,863 (6)(7) 360,247 (6)(7)	$1,091,911 1,217,506
A.R. Bayles SVP Strategic Operations	2008 2007	215,635 201,462	-	71,917 50,053	- 43,214	- -	15,861 14,273	303,413 309,002
L. Weilheimer SVP, General Counsel and Corporate Secretary (9)	2008	204,938	-	29,306	-	-	9,950	244,194

(1)

For the fiscal years ended December 27, 2008 and December 29, 2007, the named executive officers did not receive payments which would be characterized as “Bonus” payments under rules of the Securities and Exchange Commission.

(2)

The amounts in the “Stock Awards” column reflect the dollar amount recognized by Tasty for financial statement reporting purposes under FAS 123(R) for the fiscal years ended December 27, 2008 and December 29, 2007. In accordance with FAS 123(R), this column may include amounts from awards granted in prior years under various Tasty long term incentive plans. See the “Stock Awards” column in the “Outstanding Equity Awards at Fiscal-Year End” table below for details on these stock awards, including the date of grant and the vesting. Assumptions used in the calculation of these amounts are included in Notes 1 (under the heading “Share-based Compensation”) and 13 to Tasty’s audited consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 29, 2007 and Notes 1 (under the heading “Share-based Compensation”) and 14 to Tasty’s audited consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 27, 2008. The March 5, 2007 and March 3, 2008 restricted stock awards were made under the three-year restricted stock program that is described in more detail in the narrative below. The restricted stock awards granted on December 3, 2008 are also described in more detail in the narrative below.

(3)

The amounts in the “Non-Equity Incentive Plan Compensation” column reflect the cash awards made under Tasty’s Annual Incentive Plan (“AIP”). These awards were approved by Tasty’s Compensation Committee and Board of Directors in February 2008 for 2007 performance. In March 2009, the Compensation Committee and the Board determined that there would not be any cash awards under the AIP for 2008 performance. The terms of the AIP are described in more detail in the narrative below.

(4)

The amount shown represents above-market interest on Mr. Pizzi’s retirement benefits under a Supplemental Executive Retirement Plan (the “SERP”) (the SERP is described in more detail below under the heading “Retirement Plans and Employment and Change of Control Agreements”).

(5)

The amount shown in the “All Other Compensation” column for each of the named executive officers includes (i) company contributions under the Tasty Baking 401(k) Plan and Defined Contribution Plan and (ii) restricted stock dividend payments.

(6)

The amount shown in the “All Other Compensation” column for Mr. Pizzi includes retirement benefits under the SERP to which Tasty credited $285,972 of contributions in 2008 and $295,565 of contributions in 2007.

(7)	The amount shown in the “All Other Compensation” column for Mr. Pizzi for 2008 and 2007 also includes:

•

the value attributable to personal use of an automobile provided by Tasty (as calculated in accordance with Internal Revenue Service Guidelines). Such amount is included as compensation on Mr. Pizzi’s W-2, and Mr. Pizzi is responsible for paying income taxes on such amount;

•	personal professional services;
•	membership in two business or country clubs; and
•	a life insurance policy.

(8)

The amounts shown in this Summary Compensation Table do not include awards of restricted stock granted on March 10, 2009 pursuant to the three-year restricted stock award program described below for performance in 2008 because these awards were not recognized for financial statement reporting purposes under FAS 123(R) for the fiscal year ended December 27, 2008. The named executive officers received these awards of restricted stock as follows: Mr. Pizzi –32,000 shares; Ms. Bayles – 14,000 shares; and Mr. Weilheimer - 10,000 shares. The restricted stock will vest and become exercisable on March 10, 2012, subject to continued employment.

(9)	Mr. Weilheimer was not a named executive officer in fiscal 2007.

In July 2006, Tasty instituted a three-year restricted stock award program (fiscal year 2006 - fiscal year 2008). The Compensation Committee allocated 250,000 shares to this program under its 2006 Long Term Incentive Plan. Under the program, executive officers and certain other employees are eligible for an annual award of restricted stock based on Tasty’s achievement of certain financial and operational performance measures that are set every year by the Compensation Committee. The performance measure for 2008 awards related to completion of various milestones in 2007 relating to Tasty’s strategic manufacturing plan. At the beginning of each fiscal year the Compensation Committee approves certain performance measures that it will generally consider in determining future awards under the restricted stock award program; however, at such time no determination is made regarding target awards, range of awards or other allocation of shares for named executive officers or other eligible employees. Awards under this program are determined by the Compensation Committee, subject to ratification by the Board of Directors, during the first quarter of the following year after analysis of the prior year’s performance. On March 3, 2008, Tasty awarded an aggregate of 100,000 shares of restricted stock to eligible employees, which included awards to the named executive officers as reflected in the “Outstanding Equity Awards at Fiscal Year-End” table below.

In March 2009, Tasty extended the three-year restricted stock award program described above for an additional year. The maximum number of shares of restricted stock that can be awarded for 2009 under the program will be the number of shares of common stock remaining available for issuance under its 2003 Long Term Incentive Plan and its 2006 Long Term Incentive Plan at the time the specific awards are determined in the first quarter of 2010. As of March 17, 2009, an aggregate of 170,643 shares remain available under these plans. While completion of numerous operational milestones related to Tasty’s strategic manufacturing plan were chosen as the performance measures for 2009, Tasty did not allocate an exact number of shares under the program for 2009 as the total number of shares that will be awarded, along with the specific awards (if any), will remain subject to the discretion of the Compensation Committee, subject to the ratification of the Board of Directors. All of the other provisions of the three-year restricted stock award program described above remain the same.

In December 2008, after considering the accomplishments of certain key employees and Tasty’s desire to retain and incent these key employees to continue to add long-term value for the shareholders, Tasty granted certain key employees an award of restricted stock. The restricted stock will vest on December 3, 2013, subject to continued employment. The awards to the named executive officers are reflected in the “Outstanding Equity Awards at Fiscal Year-End” table below.

Tasty provides executives with an annual opportunity to earn cash incentive awards through the Annual Incentive Plan (the “AIP”). For each named executive officer, target AIP awards are determined by multiplying the executive’s salary by a percentage based on the executive’s level of responsibility. For fiscal year 2008, these target awards ranged from 30% to 60% of base salary for the named executive officers, and the potential payout ranged from 0% to 250% of the target award. The Compensation Committee may use its discretion to adjust any award to take into account (i) extraordinary, unusual and/or non-recurring items of gain or loss occurring during the performance year and (ii) the individual’s performance or changes in the individual’s duties and responsibilities. For fiscal year 2008, the performance measure for the named executive officers was Tasty’s operating income before depreciation and amortization. In March 2009, the Compensation Committee and Board determined that there would not be any payout under the AIP for fiscal year 2008 performance.

Outstanding Equity Awards at Fiscal Year-End

The following table discloses for each named executive officer all shares of common stock underlying unexercised options and all stock awards that have not yet vested as of December 27, 2008.

	Option Awards (1)			Stock Awards (2)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Options Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not vested (#)	Market Value of Shares or Units of Stock that have not vested ($)(3)
C. P. Pizzi	25,000	$ 11.30	10/07/12	158,400 (4)	$ 524,304
	50,000	8.60	12/20/12
	85,000	10.78	08/07/13
A.R. Bayles	5,000	10.78	08/07/13	57,000 (5)	188,670
L. Weilheimer				29,500 (6)	97,645

(1)	All previously granted option awards were vested as of December 31, 2005, and are exercisable.

(2)

All awards of restricted stock were made under either the 1997 Long Term Incentive Plan, the 2003 Long Term Incentive Plan or the 2006 Long Term Incentive Plan and the vesting of all such awards is subject to continued employment. The amounts shown in this table do not include awards of restricted stock granted on March 10, 2009 for performance in 2008. See footnote 8 to the “Summary Compensation Table” above for details of these excluded awards.

(3)	The market value was determined by using the closing market price ($3.31) of Tasty’s common stock on December 26, 2008.

(4)

Includes 30,000 shares of restricted stock granted October 29, 2004 that will vest on October 29, 2009, subject to an acceleration provision pursuant to which any unvested shares will immediately vest if the closing price of Tasty’s common stock equals or exceeds $14.00 per share for ten consecutive trading days. Also includes 40,000 shares of restricted stock granted March 1, 2006 that will vest on March 1, 2011; 14,400 shares of restricted stock granted March 5, 2007 that will vest on March 5, 2010; 25,000 shares of restricted stock granted March 3, 2008 that will vest on March 3, 2011; and 49,000 shares of restricted stock granted December 3, 2008 that will vest on December 3, 2013.

(5)

Includes 10,000 shares of restricted stock granted October 29, 2004 that will vest on October 29, 2009, subject to an acceleration provision pursuant to which any unvested shares will immediately vest if the closing price of Tasty’s common stock equals or exceeds $14.00 per share for ten consecutive trading days. Also includes 10,000 shares of restricted stock granted March 1, 2006 that will vest on March 1, 2011; 8,000 shares of restricted stock granted March 5, 2007 that will vest on March 5, 2010; 9,000 shares of restricted stock granted on March 3, 2008 that will vest on March 3, 2011; and 20,000 shares of restricted stock granted December 3, 2008 that will vest on December 3, 2013.

(6)

Includes 5,000 shares of restricted stock granted May 12, 2006 that will vest on May 12, 2011; 2,000 shares of restricted stock granted March 5, 2007 that will vest on March 5, 2010; 7,500 shares of restricted stock granted March 3, 2008 that will vest on March 3, 2011; and 15,000 shares of restricted stock granted December 3, 2008 that will vest on December 3, 2013.

Retirement Plans and Employment and Change of Control Agreements

Retirement Plans. Until March 2005, Tasty maintained a traditional defined benefit pension plan (the “DB Plan”) for its employees, including the named executive officers. Benefits under the DB Plan are calculated as a percentage of the average of the 60 highest consecutive calendar months of pension-eligible earnings paid by Tasty during the last 120 calendar months of employment, which percentage depends on the employee’s total number of years of service. For executives, the pension-eligible earnings generally includes salary and any cash bonus. Benefits under the DB Plan are coordinated with Social Security and are presently restricted under federal tax law to a maximum of $195,000 per year. Since Tasty froze the benefits in this pension plan in March 2005, Mr. Pizzi and Ms. Bayles do not earn further years of credited service for their service with Tasty after March 26, 2005, except for vesting purposes. Each vested participant will be eligible to commence receiving their pension benefits accrued through March 26, 2005, upon retirement on or after age 55 in accordance with the terms of the DB Plan.

In March 2005, when Tasty froze the benefits in the DB Plan, Tasty amended its existing defined contribution plan to provide for enhanced company contributions for participants. Under the Tasty Baking 401(k) and Company Funded Retirement Plan, all eligible employees receive cash contributions that range from 2% to 5% of eligible compensation with the exact amount dependent upon an employee’s age and years of service. Long-service employees receive additional cash contributions that range from 1.5% to 3.5% of their eligible compensation. Tasty also makes matching contributions in cash of 50% of an employee’s contributions that do not exceed 4% of eligible compensation up to a maximum of approximately $4,500. In addition, as described below, Tasty provides Mr. Pizzi an unfunded supplemental retirement plan.

Supplemental Retirement Plan for Mr. Pizzi – The supplemental retirement plan (“SERP”) for Mr. Pizzi was converted from a defined benefit to a defined contribution agreement in 2004. In 2008, Tasty credited $285,972 to Mr. Pizzi’s SERP. In 2008, the SERP was amended to be compliant with Section 409A of the Internal Revenue Code (“Section 409A”). The following are the material terms of Mr. Pizzi’s SERP Agreement, subject to the provisions of Section 409A:

•	Tasty credited an initial amount equal to $172,500 to his account as a carryover from the defined benefit SERP on October 1, 2004.
•	Thereafter, Tasty credits a contribution to his account at the end of each month of an amount equal to 39% of the base salary and bonus paid to Mr. Pizzi in such month.
•

Interest is credited to the account on a monthly basis equal to the product of (i) one twelfth of the interest crediting rate for the calendar year and (ii) the account balance at the beginning of the month. The interest crediting rate for the calendar year is the Moody’s Aa rate for corporate bonds as of the last business day preceding the beginning of the calendar year.

•

Mr. Pizzi is immediately and fully vested in all amounts credited to his account, unless he is terminated by Tasty for “cause” or in the event of his death while unmarried. The term “cause” includes felony conviction, dishonesty, willful misconduct, misappropriation of funds and substance abuse.

•	Mr. Pizzi, or his surviving spouse, will be entitled to the payment of benefits from the SERP account on the first day of the month immediately following his death, permanent disability or retirement.
•	Benefits will be paid in a lump sum equal to the account balance as of the end of the month preceding payment to him.
•

In the event of a change of control, Mr. Pizzi is guaranteed 3 additional annual contribution credits; provided, however, this guarantee is reduced for each year after a change in control that he remains employed and receives such credits. In no event is the guarantee of the additional contribution credits applicable for any years after the calendar year in which he attains age 62.

•	Amounts deferred under the SERP for Mr. Pizzi after December 31, 2004, will be subject to the distribution restrictions of Section 409A.

Employment and Change of Control Agreements. Mr. Pizzi has an agreement with Tasty which provides for employment over a certain term and includes certain perquisites, severance and change of control payments upon certain triggering events. In 2008, Mr. Pizzi’s employment agreement was amended to be compliant with Section 409A. Ms. Bayles and Mr. Weilheimer have change of control agreements with Tasty which provide for change of control payments upon certain triggering events. For Messrs. Pizzi and Weilheimer and Ms. Bayles, the following provisions apply to their agreements:

•

Each agreement is limited by the provision that in no event shall the aggregate amount of the benefits payable to Mr. Pizzi and all other senior executives of Tasty as a result of a change of control exceed three percent (3%) of the total transaction value for such change of control. In the event the aggregate amount of compensation benefits payable on a change of control would exceed this limit, the amount of benefits payable to each of Mr. Pizzi and the other senior executives will be proportionally reduced.

•	A “Change of Control” generally will be deemed to have occurred:

o	upon any change of control that would be required to be reported under the Securities Exchange Act of 1934, as amended;
o	upon the acquisition of beneficial ownership by any person or group of 25% or more of the combined voting power of Tasty’s outstanding voting shares;
o	if the directors who constitute the “Incumbent Board” (as that term is defined in the agreements) cease to be a majority of the Board during any 2-year period;
o	the consummation of a sale of all or substantially all of Tasty’s assets; or
o

upon a reorganization, merger, consolidation, division or issuance of securities unless (i) not less than 60% of Tasty’s outstanding equity securities is owned by the same holders in the same proportion as before the transaction and (ii) at least a majority of the surviving Board were members of the “Incumbent Board” (as that term is defined in the agreements).

Charles P. Pizzi, President and Chief Executive Officer – Mr. Pizzi’s Amended and Restated Employment Agreement, dated as of July 27, 2006, as amended (“Employment Agreement”), contains the following material terms:

•	Term is from July 27, 2006 though July 27, 2009, and it renews each year for a 3 year term unless either party gives notice of non-renewal at least 90 days prior to July 27 of each year;
•	Base salary of no less than $400,000 per annum, the amount of which shall be determined from time to time by the Board of Directors;
•	Mr. Pizzi is entitled to participate in the Annual Incentive Plan (“AIP”) and such other benefit, compensation or incentive plans adopted by Tasty;
•

Mr. Pizzi is entitled to reimbursement for (i) membership fees in two business or country clubs, subject to the approval of the Compensation Committee; (ii) reimbursement for up to $10,000 per year for personal professional services; and (iii) $2,000,000 of life insurance;

•	Tasty may terminate Mr. Pizzi for “Cause” or “Without Cause,” as defined in the Employment Agreement;
•	If terminated by Tasty for “Cause,” Mr. Pizzi would be entitled to receive any vested non-restricted equity awards;
•

If terminated by Tasty “Without Cause” or by Mr. Pizzi for “Good Reason,” as such terms are defined in the Employment Agreement, Mr. Pizzi would be entitled to (i) a lump sum payment equal to his salary over the remaining term of the Employment Agreement (i.e., 2 -3 times base salary); (ii) a lump sum payment equal to 2 times the greater of (x) his target bonus for the fiscal year in which the termination occurred or (y) the average of the annual bonuses paid or payable during the two prior years (the greater of these amounts, the “AIP Bonus”); (iii) medical and life insurance benefits for the remaining term of the Employment Agreement (i.e., between 24 and 36 months); and (iv) a lump sum payment equal to the contributions to his Supplemental Executive Retirement Plan (“SERP”) for the remaining term of the

Employment Agreement (i.e., between 24 and 36 months), which contributions will be based on his base salary and bonus for the year that preceded the year of his termination;

•

If terminated by Tasty in connection with or following a “Change of Control,” as such term is defined in the Employment Agreement, Mr. Pizzi would be entitled to receive (i) a lump sum payment equal to 3 times base salary; (ii) a lump sum payment equal to 3 times the AIP Bonus (as defined above); (iii) medical and life insurance benefits for 36 months; and (iv) a lump sum payment equal to the SERP contributions for 36 months, which contributions will be based on his base salary and bonus for the year that preceded the year in which the “Change of Control” occurred;

•

After a “Change of Control” Mr. Pizzi would have the right to self-terminate within a period of 6-18 months after the event and to receive the “Change of Control” payments and benefits described immediately above;

•	If a “Change of Control” occurs all unvested equity awards would become vested and all restrictions will lapse;
•

If any payments made following a “Change of Control” exceed certain limits, Section 280G of the Internal Revenue Code imposes an excise tax on the employee. The cost of this excise tax, including related tax gross-ups, would be borne by Tasty if it exceeds $25,000;

•

If any payments to Mr. Pizzi must be delayed for 6 months following his termination because of the requirements of Section 409A, Tasty will pay Mr. Pizzi interest on the delayed payments equal to the Moody’s Aa rate for corporate bonds as of the last business day preceding the beginning of the year in which such payments would have otherwise been paid to him; and

•	Mr. Pizzi is prohibited from competing with Tasty or soliciting its customers or employees for a period of 2 years if payments are made following termination.

Autumn R. Bayles, Senior Vice President, Strategic Operations – Ms. Bayles’ Change of Control Agreement, dated July 27, 2006 (the “Bayles Agreement”), contains the following material terms:

•	Tasty or Ms. Bayles may terminate her employment in the event of a “Change of Control,” as defined in the Bayles Agreement;
•

If terminated in connection with or relating to a “Change of Control,” Ms. Bayles would receive: (i) 1 times base salary payable over 12 months; (ii) lump sum payment of 1 times the greater of (x) her target bonus for the fiscal year in which the Change of Control occurred or (y) the average of the annual bonuses paid or payable during the two prior years; and (iii) medical and life insurance benefits for 12 months;

•	If a “Change of Control” occurs all unvested equity awards would become vested and all restrictions will lapse;
•

If any payments to Ms. Bayles must be delayed for 6 months following her termination because of the requirements of Section 409A, Tasty will pay Ms. Bayles interest on the delayed payments equal to the Moody’s Aa rate for corporate bonds as of the last business day preceding the beginning of the year in which such payments would have otherwise been paid to her; and

•	Ms. Bayles is prohibited from competing with Tasty or soliciting its customers or employees for 1 year if payments are made following termination.

If Ms. Bayles were terminated not in connection with or relating to a “Change of Control,” she would be eligible to receive severance benefits under Tasty’s Severance Pay Plan equal to 2 days of pay for every year of service and one week of pay for every $12,500 of base compensation.

Laurence Weilheimer, Senior Vice President, General Counsel and Corporate Secretary - Mr. Weilheimer’s Amended and Restated Change of Control Agreement, dated July 27, 2006 (the “Weilheimer Agreement”), contains the following material terms:

•	Tasty or Mr. Weilheimer may terminate his employment in the event of a “Change of Control,” as defined in the Weilheimer Agreement;
•

If terminated in connection with or relating to a “Change of Control,” Mr. Weilheimer would receive: (i) 1 times base salary payable over 12 months; (ii) lump sum payment of 1 times the greater of (x) his target bonus for the fiscal year in which the Change of Control occurred or (y) the average of the annual bonuses paid or payable during the two prior years; and (iii) medical and life insurance benefits for 12 months;

•	If a “Change of Control” occurs all unvested equity awards would become vested and all restrictions will lapse;
•

If any payments to Mr. Weilheimer must be delayed for 6 months following his termination because of the requirements of Section 409A, Tasty will pay Mr. Weilheimer interest on the delayed payments equal to the Moody’s Aa rate for corporate bonds as of the last business day preceding the beginning of the year in which such payments would have otherwise been paid to him; and

•	Mr. Weilheimer is prohibited from competing with Tasty or soliciting its customers or employees for 1 year if payments are made following termination.

If Mr. Weilheimer were terminated not in connection with or relating to a “Change of Control,” he would be eligible to receive severance benefits under Tasty’s Severance Pay Plan equal to 2 days of pay for every year of service and one week of pay for every $12,500 of base compensation.

OWNERSHIP OF TASTY BAKING COMPANY COMMON STOCK

The following table sets forth certain information regarding beneficial ownership of Tasty’s common stock as of March 17, 2009, by (i) each person who is known by Tasty to beneficially own more than five percent of Tasty’s common stock, (ii) each of Tasty’s directors, including nominee directors, (iii) each of the executive officers named in the Summary Compensation Table, and (iv) all executive officers and directors as a group.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)(3)		Percent of Shares
Dimensional Fund Advisors Inc.	697,847	(4)	8.16
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

Wells Fargo & Company	513,515	(5)	6.01
420 Montgomery Street
San Francisco, CA 94163

The TCW Group Inc.	512,600	(6)	5.99
865 South Figueroa Street
Los Angeles, CA 90017

Philip J. Baur, Jr.	448,701	(7)	5.25
50 Twin Silo Dr.
Blue Bell, PA 19422

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)(3)		Percent of Shares

Mark G. Conish	2,700	(8)	*

James C. Hellauer	7,500	(9)	*

Ronald J. Kozich	22,630	(10)	*

James E. Ksansnak	95,380	(11)	1.11

James E. Nevels	25,460	(12)	*

Charles P. Pizzi	367,549	(13)	4.22

Mark T. Timbie	5,000	(14)	*

Judith M. von Seldeneck	39,566	(15)	*

David J. West	11,380	(16)	*

Autumn R. Bayles	76,385	(17)	*

Laurence Weilheimer	41,000	(18)	*

All directors and executive officers as a group (15 persons)	854,182		9.69

* Representing less than 1% of the stock

______________________________________________________________________________________

(1)	Unless otherwise indicated, the address for each beneficial owner is c/o Tasty Baking Company, 2801 Hunting Park Avenue, Philadelphia, PA 19129.

(2)

Based on information furnished to Tasty by the respective shareholders, or contained in filings made by the shareholders with the Securities and Exchange Commission (“SEC”). For purposes of this table, if a person has or shares voting or investment power with respect to any shares, they are considered beneficially owned by that person under rules of the SEC. As a result, in some cases, the same shares are listed opposite more than one name in the table. The table also includes shares of common stock which are the subject of stock options held by certain officers and directors to the extent presently exercisable or exercisable within sixty days of March 17, 2009. In addition, the table includes deferred stock units of Tasty common stock (“DSUs”) that the directors had credited to their accounts under the Deferred Stock Unit Plan for Directors to the extent presently exercisable or exercisable within sixty days of March 17, 2009. A detailed description of this plan is provided under “Compensation of Directors.” Those shares underlying stock options and DSUs are deemed outstanding for the purpose of computing the percentage ownership of those officers and directors individually and all directors and executive officers as a group.

(3)

This table includes shares of common stock received pursuant to restricted stock awards granted under Tasty’s various long term incentive plans, which awards vest over time. These shares are subject to forfeiture if the employment of the executive officer is terminated prior to vesting.

(4)

Based on a Schedule 13G filed by Dimensional Fund Advisors Inc. (“Dimensional”), an investment advisor, with the SEC on February 9, 2009. The Schedule 13G discloses that Dimensional has sole voting power over 695,747 shares and sole investment power over 697,847 shares. Dimensional disclaims beneficial ownership of all 697,847 shares.

(5)

Based on a Schedule 13G filed by Well Fargo & Company with the SEC on January 27, 2009. The Schedule 13G discloses Wells Fargo has sole voting power over 513,515 shares and shared investment power over 422,515 shares.

(6)

Based on a Schedule 13G filed by The TCW Group, Inc. (“TCW”) with the SEC on February 9, 2009. The Schedule 13G discloses that TCW has shared voting power over 196,137 shares and shared investment power over 512,600 shares.

(7)

Consists of (i) a total of 345,542 shares held in two trusts created under the will of Philip J. Baur, deceased, of which Wachovia Bank, N.A. (a Wells Fargo Company), and Philip J. Baur, Jr. are co-trustees (Mr. Baur shares investment power with the bank (see footnote 5 above) and has sole power to vote all of the shares held in the two trusts); (ii) 76,973 shares held in a trust created by Emma M. Baur, deceased (Mr. Baur is a co-trustee and shares voting and investment power with an individual co-trustee); (iii) 13,000 shares owned by the Philippian Foundation, a charitable foundation of which Mr. Baur is trustee and has sole voting and investment power; (iv) 11,513 shares owned by Mr. Baur’s spouse; and (v) 1,673 shares held by Mr. Baur.

(8)	Includes 2,000 shares of restricted stock held by Mr. Conish that are subject to vesting.

(9)	Includes presently exercisable options to purchase 5,000 shares (@ $8.65 per share) held by Mr. Hellauer.

(10)

Includes (i) presently exercisable options to purchase 10,000 shares (@ $10.78 per share) held by Mr. Kozich, and (ii) 5,380 DSUs that may be converted to an equal number of shares upon his retirement as a director.

(11)

Includes (i) presently exercisable options to purchase 15,000 shares (@ $10.78 per share) held by Mr. Ksansnak, and (ii) 5,380 DSUs that may be converted to an equal number of shares upon his retirement as a director.

(12)	Includes presently exercisable options to purchase 5,000 shares (@ $8.65 per share) held by Mr. Nevels. Also includes 1,003 shares held by the James E. Nevels and Lourene A. Nevels Foundation.

(13)

Includes (i) presently exercisable options to purchase 160,000 shares (25,000 shares @ $11.30 per share; 50,000 shares @ $8.60 per share and 85,000 shares @ $10.78 per share) held by Mr. Pizzi, and (ii) 190,400 shares of restricted stock that are subject to vesting. Also includes 149 shares held by Mr. Pizzi in Tasty’s 401(k) Plan as of March 17, 2009.

(14)	Includes 2,000 shares of restricted stock held by Mr. Timbie that are subject to vesting.

(15)

Includes (i) presently exercisable options to purchase a total of 23,875 shares (9,375 shares @ $11.60 per share; 7,500 shares @ $11.50 per share and 7,000 shares @ $10.78 per share) that are held by Ms. von Seldeneck, and (ii) 5,380 DSUs that may be converted to an equal number of shares upon her retirement as a director.

(16)

Includes (i) presently exercisable options to purchase 5,000 shares (@ $10.24 per share) held by Mr. West, and (ii) 5,380 DSUs that may be converted to an equal number of shares upon his retirement as a director.

(17)

Includes (i) presently exercisable options to purchase 5,000 shares (@ $10.78 per share) held by Ms. Bayles, and (ii) 71,000 shares of restricted stock that are subject to vesting. Also includes 55 shares held by Ms. Bayles in Tasty’s 401(k) Plan as of March 17, 2009.

(18)	Includes 39,500 shares of restricted stock held by Mr. Weilheimer that are subject to vesting.

REPORT OF THE AUDIT COMMITTEE

The purpose of the Audit Committee (the “Committee”) is to assist the Board of Directors in its oversight of (a) the integrity of Tasty’s financial statements; (b) the qualifications and independence of Tasty’s independent registered public accounting firm; (c) the performance of the independent registered public accounting firm and Tasty’s internal audit personnel; and (d) Tasty’s compliance with legal and regulatory requirements. Management has primary responsibility for the financial statements, reporting process and internal controls. Tasty’s independent registered public accounting firm is responsible for auditing the financial statements in accordance with generally accepted auditing standards and issuing an opinion as to whether Tasty’s financial statements are, in all material respects, presented fairly in conformity with generally accepted accounting principles. The Committee operates according to a written charter that is available on Tasty’s website at www.tastykake.com under the “Investors, Corporate Governance” headings.

The Committee’s duties and responsibilities are outlined in its Charter and include, among other things, (i) the review of Tasty’s financial statements and the independent audit process; (ii) the review of critical accounting policies and practices used by Tasty; (iii) the effect of any proposed changes in accounting principles or practices upon Tasty; (iv) the consideration and review of Tasty’s assessment of the effectiveness of its internal accounting controls; and (v) the selection, retention and termination of Tasty’s independent registered public accounting firm. In addition, the Committee reviews with management and Tasty’s independent registered public accounting firm the financial statements to be included in Tasty’s Quarterly Reports on Form 10-Q and Annual Report on Form 10-K, including the “Management’s Discussion and Analysis” section thereof, and those matters required to be discussed by Statement of Auditing Standards (“SAS”) No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, the Committee reviewed and discussed management’s evaluation of Tasty’s system of internal control over financial reporting. As part of this process, the Committee examined management’s progress in testing and evaluating the system of internal control over financial reporting and was provided periodic updates from management and the independent registered public accounting firm on the status of such testing and evaluation. The Committee reviewed and discussed with management and with the independent registered public accounting firm the effectiveness of Tasty’s internal control over financial reporting as well as management’s report and the independent registered public accounting firm’s attestation on the subject.

In fulfilling its responsibilities, the Committee has reviewed and discussed with Tasty’s independent registered public accounting firm, PricewaterhouseCoopers LLP, and management, Tasty’s audited consolidated financial statements for the fiscal year ended December 27, 2008. The Committee has also discussed with the independent registered public accounting firm such matters as are required to be discussed with the Committee by SAS No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Committee has received written disclosures and a letter from the independent registered public accounting firm as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered accounting firm’s communications with the Committee concerning independence, and has discussed with the independent registered public accounting firm their independence.

Based upon the Committee’s review and discussion of the foregoing information and in accordance with the provisions of its Charter, the Committee recommended to the Board of Directors that the consolidated financial statements of Tasty for the fiscal year ended December 27, 2008, as audited by PricewaterhouseCoopers, be included in Tasty’s Annual Report on Form 10-K for the fiscal year ended December 27, 2008, and filed with the Securities and Exchange Commission.

The Committee’s recommendations were made to the Board of Directors and, after due consideration, were approved as presented.

THE AUDIT COMMITTEE
RONALD J. KOZICH, CHAIR
MARK G. CONISH
JAMES C. HELLAUER
JAMES E. KSANSNAK

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders will be asked to ratify the selection by the Audit Committee of PricewaterhouseCoopers LLP as independent registered public accounting firm for the fiscal year ending December 26, 2009. PricewaterhouseCoopers LLP currently serves as Tasty’s independent registered public accounting firm. Representatives of the firm will be present at the Annual Meeting, will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions by shareholders concerning the accounts of Tasty.

Although the submission to shareholders of the selection of PricewaterhouseCoopers LLP is not required by law or Tasty’s Amended and Restated By-Laws, the Audit Committee believes it is appropriate to submit this matter to shareholders to allow a forum for shareholders to express their views with regard to the Audit Committee’s selection. The Audit Committee retains the sole authority to select and replace Tasty’s independent registered public accounting firm at any time. In the event shareholders do not ratify the selection, the Audit Committee may reconsider the selection of PricewaterhouseCoopers LLP.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Fees Paid to the Independent Registered Public Accounting Firm

During the fiscal years ended December 27, 2008 and December 29, 2007, professional services were performed for Tasty by PricewaterhouseCoopers LLP, Tasty’s independent registered public accounting firm. Set forth below is information relating to the aggregate fees billed by PricewaterhouseCoopers for professional services rendered for each fiscal year. All fees and services were pre-approved in accordance with the Committee’s pre-approval policy.

Audit Fees. The aggregate fees billed, or expected to be billed, for PricewaterhouseCoopers’ audit of Tasty’s annual financial statements, audit of Tasty’s internal control over financial reporting, review of the financial statements included in Tasty’s Form 10-Q filings, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements were $479,000 and $550,096 for fiscal 2008 and 2007, respectively. The audit fees for fiscal 2007 include additional fees paid by Tasty in 2008 above the $463,000 originally reported for fiscal 2007 in the proxy statement for the 2008 Annual Meeting of Shareholders. The extra fees were paid pursuant to a subsequent agreement to compensate PricewaterhouseCoopers for additional hours incurred in performing the fiscal 2007 audit. The amount for fiscal 2008 represents the fee estimate provided by PricewaterhouseCoopers in its engagement letter executed in September 2008, which was based on an estimated number of hours to be worked on the audit. PricewaterhouseCoopers has advised Tasty that it incurred hours in excess of its estimate on the audit. Tasty intends to analyze the additional hours incurred once details are provided and will discuss with PricewaterhouseCoopers the amount of any additional fees to be paid. Such fees are not expected to exceed $65,000.

Audit-Related Fees. During fiscal 2008 and 2007, PricewaterhouseCoopers did not perform any services for assurance or related services on behalf of Tasty that were reasonably related to the performance of the audit or review of Tasty’s financial statements and are not reported under “Audit Fees” during fiscal 2008 and 2007.

Tax Fees. PricewaterhouseCoopers did not perform any tax services for Tasty in either fiscal 2008 or 2007.

All Other Fees. Tasty paid $2,463 during fiscal 2008 and 2007 for the use of accounting and research software provided by PricewaterhouseCoopers.

Pre-Approval Policy for Services by Independent Registered Public Accounting Firm

The Audit Committee has implemented procedures for the pre-approval of all engagements of Tasty’s independent registered public accounting firm for both audit and permissible non-audit services, including the fees and terms of each engagement. The Audit Committee annually meets with the independent registered public accounting firm and reviews and pre-approves all audit-related services prior to the commencement of the audit engagement. For permissible non-audit services, the Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee and the Chairman reviews the nature and terms of any proposed engagement of the independent registered public accounting firm. The Chairman will discuss the matter with management and, as necessary, with the independent registered public accounting firm, prior to making any determination to approve or reject any such engagement. Any approvals of non-audit services are then reported by the Chairman at the next Audit Committee meeting for approval by the Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Tasty’s executive officers, directors and 10% shareholders are required under the Securities Exchange Act of 1934 to file reports of ownership and change in ownership with the Securities and Exchange Commission. Copies of these reports must also be furnished to Tasty.

Based solely on review of the copies of such reports furnished to Tasty, or written representations that no reports were required, Tasty believes that during 2008 its executive officers, directors and 10% holders complied with all filing requirements except that untimely Form 4 filings were made for (i) Autumn R. Bayles for 15.49 shares acquired since March 1, 2004 pursuant to an automatic dividend reinvestment plan and for a grant of 114 unrestricted shares in May 2007; and (ii)  Charles P. Pizzi for 500 shares disposed of as a gift in November 2002.

SHAREHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING

Shareholder Proposals for Inclusion in the 2010 Proxy Statement

Shareholders of Tasty are entitled to submit proposals to be included in Tasty’s proxy materials for the Annual Meeting of Shareholders in 2010, provided that these matters are appropriate for shareholder action and that the shareholder complies with the requirements of Rule 14a-8 of the Exchange Act. To be eligible for inclusion, shareholder proposals must be received by the Corporate Secretary of Tasty (see address below) no later than December 7, 2009.

Director Nominations and Other Shareholder Proposals for Presentation at the 2010 Annual Meeting

Tasty’s Amended and Restated By-Laws require advanced notice of any proposal of business to be brought before an annual meeting by a shareholder that will not be included in Tasty’s proxy materials, including any such proposal for the nomination for election of a director. Any such shareholder proposal must be a matter appropriate for shareholder action that complies with the procedural requirements of Tasty’s Amended and Restated By-Laws and for which written notice is received by the Corporate Secretary of Tasty (see address below) not later than the close of business on the 90th day and not earlier than the close of business on the 120 th day prior to the first anniversary of the preceding year’s annual meeting (unless the date of the next Annual Meeting has been changed by more than 30 days from the first anniversary date, in which case the Amended and Restated By-Laws provide alternative dates for timeliness). Accordingly, any shareholder who wishes to have a nomination or other business considered by shareholders at the 2010 Annual Meeting must deliver written notice to the Corporate Secretary (containing the information required by the Amended and Restated By-Laws) no earlier than the close of business on January 11, 2010, and no later than the close of business on February 10, 2010. Any proposal received outside of these dates will be considered untimely. For proposals that are timely filed, Tasty retains discretion to vote proxies it receives provided (i) Tasty includes in its proxy statement advice on the nature of the proposals and how it intends to exercise its voting discretion, and (ii) the proponent does not issue a proxy statement in accordance with the procedures under Section 14a-4(c)(2) of the Exchange Act.

The above summary sets forth the procedures by which proposals may be properly brought before and voted upon at Tasty’s Annual Meeting of Shareholders. All shareholder proposals and notices should be directed to the Corporate Secretary of Tasty at 2801 Hunting Park Avenue, Philadelphia, Pennsylvania 19129.

OTHER BUSINESS

The Board of Directors does not know of any other business to come before the meeting. However, if any additional matters are presented at the Annual Meeting, it is the intention of persons named in the accompanying Proxy to vote the Proxy in accordance with their judgment on those matters.

SHAREHOLDERS SHARING THE SAME ADDRESS

In order to reduce printing and postage costs, in certain cases Tasty is sending only one copy of its annual report and proxy statement to shareholders of record sharing the same address. Tasty will not use this practice, known as “householding,” if Tasty is notified that one or more of these shareholders wishes to continue receiving individual copies. If any shareholder of record residing at such address wishes to receive a separate annual report or proxy statement for this Annual Meeting or in the future, he or she may contact Tasty’s Corporate Secretary, and Tasty will promptly deliver a separate copy of the documents requested. If a shareholder of record is receiving multiple copies of the annual report and proxy statement, the shareholder can request householding by contacting Tasty’s Corporate Secretary. The Corporate Secretary may be contacted by writing to Tasty Baking Company, Attn: Corporate Secretary, 2801 Hunting Park Avenue, Philadelphia, Pennsylvania 19129 or by calling (215) 221-8500 and asking for the Corporate Secretary.

Shareholders who participate in householding will continue to receive individual proxy cards. Also, householding will not affect dividend check mailings. Beneficial owners (i.e., shares are held in the name of a broker, bank or other nominee) can request information about householding from their broker, bank or other nominee of record.

ANNUAL REPORT ON FORM 10-K FILED WITH

SECURITIES AND EXCHANGE COMMISSION

A COPY OF TASTY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 27, 2008, MAY BE OBTAINED, WITHOUT CHARGE, BY ANY SHAREHOLDER, UPON WRITTEN REQUEST DIRECTED TO THE CORPORATE SECRETARY OF TASTY AT 2801 HUNTING PARK AVENUE, PHILADELPHIA, PENNSYLVANIA 19129.

BY ORDER OF THE BOARD OF DIRECTORS

Laurence Weilheimer
Senior Vice President, General Counsel and Corporate Secretary

DIRECTIONS TO THE UNION LEAGUE OF PHILADELPHIA

140 South Broad Street

Philadelphia, PA 19102

(215) 563-6500

General Directions to The Union League:

From the North. Follow I-95 South to Exit 22. Take “676 West Central Philadelphia” Exit. Follow 676 West to the first exit which is “Broad Street/Central Phila” Exit. This exit will bring you to 15th Street. Follow Directions for Parking and Drop Off below.

From the South. Follow I-95 North to Exit 22. Follow signs for “676 West Central Philadelphia.” Exit to the left. Follow 676 West to the first exit which is “Broad Street/Central Phila.” This exit will bring you onto 15th Street. Continue on 15th Street and follow Directions for Parking and Drop Off below.

From the East. Benjamin Franklin Bridge to “676 West/Central Phila” Exit. You will get on 676 West and take the first exit, which is “Broad Street/Central Phila” Exit. This exit will bring you to 15th Street. Follow Directions for Parking and Drop Off below.

From the West. Take the Pennsylvania Turnpike to Exit 326, which is the “Valley Forge” Exit. Take I-76 East to Exit 344 which is the “676 East/Central Phila” Exit. Take second exit which is “Broad Street/Central Phila” Exit. Stay in right lanes as you exit so you can make a right at the light, which is 15th Street. Continue on 15th Street and follow Directions for Parking and Drop Off below.

Directions for Parking and Drop Off:

Front of the Union League Building. Continue on 15th Street until you see City Hall on your left. Bear left around City Hall. Make right at first light, which is Broad Street. Take Broad Street two blocks to Sansom Street. The Union League is on your right.

The Midtown Parking Garage (1450 Sansom Street). Continue on 15th Street until you see City Hall on your left. Bear left around City Hall. Turn right at the first light, which is Broad Street. Continue on Broad Street two blocks to Sansom Street. Turn right on to Sansom Street. The Union League Parking garage is on the right. The Union League entrance is identified by a blue awning, directly across from The Union League Parking Lot.

Alternative Parking Garage (15th & Sansom Streets). Continue straight on 15th Street (do not bear left around City Hall). Cross Chestnut Street. The next light will be Sansom Street; the parking garage entrance is just before the light on the right. The Union League entrance is diagonally across the intersection. Regular parking charges will apply at this location.

To be admitted to the Tasty Baking Company 2009 Annual Meeting of Shareholders:

1.	If you hold shares directly, please present the ticket below, with your name printed legibly on it, at the registration table on the day of the meeting.
2.	If you hold shares in street name, please present your most recent broker statement and the ticket below with your name printed legibly on it at the registration table on the day of the meeting.

ADMISSION TICKET

Tasty Baking Company

2009 Annual Meeting of Shareholders

MAY 11, 2009

11:00 A.M.

THE UNION LEAGUE OF PHILADELPHIA

140 SOUTH BROAD STREET

PHILADELPHIA, PENNSYLVANIA 19102

  SHAREHOLDER NAME ____________________________________________________________

(PLEASE PRINT LEGIBLY)

TASTY BAKING COMPANY

This Proxy is Solicited on Behalf of the Board of Directors

Proxy for the Annual Meeting of Shareholders, May 11, 2009 at 11:00 A.M.

    The undersigned hereby constitutes and appoints Charles P. Pizzi and Eugene P. Malinowski, or any one of them (with full power to act alone), as Proxies of the undersigned, with full power of substitution, to vote all of the common stock of Tasty Baking Company which the undersigned has the full power to vote at the Annual Meeting of Shareholders of Tasty Baking Company to be held at The Union League of Philadelphia, 140 South Broad Street, Philadelphia, Pennsylvania 19102, and at any adjournments thereof, in the transaction of any business which may come before said meeting, with all the powers the undersigned would possess if personally present and particularly to vote each matter set forth on the reverse side, all as in accordance with the Notice of Annual Meeting and Proxy Statement furnished with this Proxy.

(Continued on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF

TASTY BAKING COMPANY

May 11, 2009

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL LISTED NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [ x]

			FOR	AGAINST	ABSTAIN
1. Election of Directors ☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	CLASS II NOMINEES: O Ronald J. Kozich O James E. Ksansnak O Charles P. Pizzi	2. Ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending December 26, 2009.	☐	☐	☐
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

This proxy when properly executed will be voted in the manner directed herein by the shareholder. If no direction is made, this proxy will be voted “FOR” the election of all listed nominees to serve as Directors (subject to the discretion of the Proxies to cumulate the available votes in the manner considered most desirable to elect the maximum number of nominees), “FOR” proposal 2 and in accordance with the instructions of the Board of Directors on all other matters which may properly come before the meeting.

INSTRUCTIONS:    To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: —

Shareholders are entitled to cumulate voting in the election of Directors as described in the Section of the Proxy Statement entitled “Questions and Answers About the Annual Meeting – What is cumulative voting?” If you desire to cumulate your votes, please do so in the blanks following each name.

PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right      ☐

and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by a duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by an authorized person.